Exhibit (d)(3)

EXCLUSIVITY AGREEMENT

This Exclusivity Agreement (this “Agreement”) is made as of March 17, 2018, by and between NICE Ltd. (“NICE”) and Mattersight Corporation (the “Company” and, together with NICE, the “Parties”).

A.	The Parties have engaged in and expect to continue to engage in discussions involving a potential merger of a wholly-owned subsidiary of NICE with and into the Company (the “Transaction”).

B.	Although no definitive agreement has been reached in connection with the Transaction, the Parties have concluded that it is in their mutual best interest to continue negotiating towards reaching such a definitive agreement.

NOW, THEREFORE, in consideration of the premises and the agreements contained in this Agreement, the Parties agree as follows:

1.       The Company agrees that from the date hereof until the earliest to occur of (a) 5:00 p.m. Eastern Time on April 15, 2018, which period will be automatically extended for one (1) additional seven (7) day period if the parties continue to negotiate in good faith, (b) the date on which NICE and the Company execute and deliver a definitive agreement with respect to a Transaction and (c) such other date as may be specified in a written agreement of the Parties (such period, the “Exclusivity Period”), the Company shall not, shall cause its Affiliates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) not to, and shall use its reasonable best efforts to cause its and its Affiliates’ employees, agents, and representatives, including any investment banker, financial advisor, attorney, accountant, consultant or other advisor, agent or representative (collectively, “Representatives”) not to, directly or indirectly, (i) solicit, initiate, knowingly encourage, knowingly facilitate, or respond to, any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal or the making or consummation thereof or (ii) enter into, continue, or otherwise participate in any discussions or negotiations regarding, or furnish to any person or entity any information in connection with or for the purpose of encouraging or facilitating, or enter into any agreement with respect to, any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal. For purposes of this Agreement, the term “Acquisition Proposal” means any proposal or offer with respect to a transaction or series of related transactions involving (A) a merger, consolidation or other business combination, tender offer, exchange offer, or any transaction involving the purchase or acquisition of 20% or more of the total voting power of any class of equity securities of the Company or rights thereto, including as a result of a primary issuance of common stock of the Company, or (B) a direct or indirect purchase or acquisition of 20% or more of the consolidated net revenues, net income or total assets of the Company and its subsidiaries, taken as a whole (other than any such proposal or offer made by NICE or any of its Affiliates).

2.       During the Exclusivity Period, the Company shall as promptly as practicable (and in any event within 24 hours) notify NICE of the Company’s (or any of its Representatives’) receipt of any Acquisition Proposal or any offer that could reasonably be expected to lead to an Acquisition Proposal, or of any request for discussion, negotiation or information relating to the Company or any of its subsidiaries or for access to the business, properties, assets, books, or records of the Company or any of its subsidiaries by any third party that could reasonably be expected to lead to an Acquisition Proposal, which notification shall include the material terms and conditions of such Acquisition Proposal; provided, however, that the Company shall not be required to disclose to NICE the identity of the third party making such Acquisition Proposal.

3.       The Parties acknowledge and agree that unless and until the execution and delivery of definitive documentation with respect to the Transaction, none of the Parties or any of their respective Affiliates shall be under any legal obligation of any kind whatsoever (including any obligation to negotiate in any particular manner) with respect to the Transaction, any other transaction or otherwise, except for the matters specifically agreed to in this Agreement or that certain Non-Disclosure Agreement, dated February 8, 2018, by and between the Parties (the “Non-Disclosure Agreement”). The existence of this Agreement and its contents are subject to the terms of the Non-Disclosure Agreement.

4.       Each Party, without prejudice to any rights to judicial relief it may otherwise have, shall be entitled to equitable relief, including injunction and/or specific performance, in the event of any breach or threatened breach of the provisions of this Agreement, in addition to all other remedies available at law or in equity, including monetary damages. Each Party agrees that it and its Affiliates and Representatives will not oppose the granting of such relief on the basis that the other Party has an adequate remedy at law. Each Party also agrees that it and its Representatives will not seek and agrees to waive any requirement for the securing or posting of a bond in connection with the other Parties’ seeking or obtaining such relief.

5.       The terms of this Agreement may be modified or waived only by a separate writing signed by each of the Parties that expressly modifies or waives any such term.

6.       This Agreement shall be construed in accordance with the internal laws of the State of Delaware without regard to principles of choice or conflicts of law. This Agreement represents the entire agreement of the Parties concerning the subject matter hereof and supersedes any prior or contemporaneous oral (or any prior written) agreements concerning the subject matter hereof, other than the Non-Disclosure Agreement.

7.       This Agreement may be executed in any number of counterparts, all of which together shall constitute one instrument. Delivery of an executed counterpart of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed on the date first written above.

NICE LTD.

By:	/s/ Eran Liron
	Name:	Eran Liron
	Title:	EVP Marketing & Corporate Development

MATTERSIGHT CORPORATION

By:	/s/ Dave Mullen
	Name:	Dave Mullen
	Title:	Chief Financial Officer